AMENDMENT

     AMENDMENT, effective as of August 10, 1995, to EMPLOYMENT AGREEMENT by and between MUELLER INDUSTRIES, INC., a Delaware corporation having its principle address at 2959 North Rock Road, Wichita, Kansas 67226 ( the "Employer") and WILLIAM D. O'HAGAN, an individual residing at 1104 North Linden Circle, Wichita, Kansas 67206 (the "Executive").


                                   WITNESSETH:

     WHEREAS, the parties desire to amend the Employment Agreement, dated as of January 1, 1994, between Employer and Executive (the "Employment Agreement"); the Employment Agreement, as amended effective as of August 10, 1995, being hereinafter called the "Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto covenant and agree as follows:

     1. In section 1 of the Agreement the phrase "ending on December 31, 1996" is amended to read as follows: "ending on December 31, 1999".

     2. Section 3 a (i) of the Agreement shall be revised to read as follows: " a base salary for the first calendar year at a rate of $375,000.00 per annum to be paid in equal installments in accordance with normal payroll practices of the Employer but not less frequently than monthly, provided that in each subsequent calendar year or part thereof during which the Executive is employed commencing in 1996, Executive's base salary shall be adjusted upward annually from Executive's 1995 base salary in relation to increases granted to other key executives (the "Base Salary");".

     3. Section 3 a of the Agreement shall be amended by adding the following clause iv to the end of Section 3a:

     "iv.     an option (the "Second Option") to acquire a total of fifty-five thousand (55,000) shares of common stock of the Employer, of which eleven thousand five hundred (11,500) shares has been granted pursuant to the 1991 Incentive Stock Option Plan, and forty-three thousand five hundred (43,500) shares has been granted pursuant to the 1994 Stock Option Plan by the Compensation Committee, such option to be in the form and subject to the terms and conditions expressed in Exhibit A-1 attached hereto.

     4. Section 4 c (i) of the Agreement shall be amended by changing the word "1996" in the third and fifth line to "1999".

     5. Section 4 d of the Agreement shall be amended by changing the word "1996" in the second line to "1999".

     6. Section 4 of the Agreement shall be amended by adding the following subsections f and g to the end of Section 4:

     "f.     If concurrent with, or at any time within six months after a
"Change in Control" either the Employer terminates the Executive's employment or the Executive voluntarily terminates his employment, then:

     (i) the Employer shall pay the Executive as severance pay in a lump sum within thirty (30) days following the termination, the following amounts, which shall not be discounted to take into account present value:

          (1) the Executive's full Base salary through the date of termination at the rate in effect immediately prior to the termination date;

          (2) in lieu of any further Base salary payments to Executive for any period subsequent to the date of termination, an amount equal to the period of (x) Executive's annual Base salary rate in effect immediately prior to the date of termination, multiplied by (y) the number of years (including partial years) then remaining in the Term; and

          (3) in lieu of any further bonus payments to Executive for any period subsequently to the date of termination, an amount equal to the product of (x) Executive's bonus for the immediately preceding year, multiplied by (y) the number of years (treating any remaining partial year as a full year) then remaining in the Term;

          (ii) Employer shall, at Employer's expense, allow Executive to continue to participate, for the number of years (including partial years) then remaining in the Term, in all the Employer's employee benefits plans, to the same extent and upon the same terms and conditions as the Executive participated immediately prior to the termination, provided that Employee's continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans; and

          (iii) on the later of (x) the day the Executive notifies the Employer he is terminating as a result of a Change in Control, and (y) ten
(10) days prior to the date the Executive's employment is terminated, all remaining unvested options previously granted Executive shall become exercisable on that date.

     "Change in Control", as used in clause 4 f of the Agreement, is defined to mean the occurrence of any of the following three events:

               (i) a change in control of a nature that would be required to be reported in response to any form or report to the Securities and Exchange Commission or any stock exchange on which the Employer's shares are listed which requires the reporting of a change in control of the Employer;

               (ii) when a "person", as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the voting power of the Employer's then outstanding securities, other than (x) any person who is a beneficial owner of more than 5% of Employer's Common Stock on August 10, 1995, (y) "Exempted Persons" as defined in Section 1(a) of Employer's Rights Agreement, dated as of November 10, 1994, or (z) mutual funds, banks, investment advisors registered under the Investment Adviser Act of 1940, as amended, and other institutional investors, which either (i)became 20% beneficial owners as a result of an acquisition of Common Stock by the Employer which, by reducing the number of such shares then outstanding, increases the proportionate number of shares beneficially owned by such person to 20% or more of the outstanding Common Stock, except that if such person, after such share purchases by the Employer, becomes the beneficial owner of any additional shares of Common Stock, then this exception shall not apply and a Change in Control shall be deemed to occur on the date such person becomes the beneficial owner of such additional shares, or (ii) were exempted from the operation of this provision with the prior approval of eighty percent of the Board of Directors of the Employer; or

               (iii) when the individual who, on August 10, 1995, constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, provided, however, that a director who was not a director on August 10, 1995 shall be deemed to have been a director at that date if such director was elected by, or on the recommendation of or with the approval of, at least sixty percent of the directors on August 10, 1995 (either directly or by prior operation of this provision);

          provided, however, that a Change in Control shall not be deemed to occur until, as to clause (i), a change in control form or report is actually filed, and as to clause (ii), a beneficial owner discloses in a public filing that it has crossed the 20% threshold.

     g. In no event may the Employer terminate the Executive's employment hereunder upon less than thirty (30) days prior written notice."

     7. Except as expressly amended by this Agreement, the remaining terms and provisions of the Employment Agreement shall remain unchanged and continue in full force and effect.

     8. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date first above written.

     MUELLER INDUSTRIES, INC.




     By:/ s /  Harvey L. Karp                  / s /  William D. O'Hagan
     Name:  Harvey L. Karp                     William D. O'Hagan
     Title:  Chairman

                                  EXHIBIT A-1

1. Except as provided in Section 3 of this Exhibit A-1, the 11,500 shares granted pursuant to the 1991 Incentive Stock Option Plan, would vest as follows:

            11,000 shares          August 10, 1996
               500 shares          August 10, 1997

2. Except as provided in Section 3 of this Exhibit A-1, the 43,500 shares granted pursuant to the 1994 Stock Option Plan, would vest as follows:

            10,500 shares          August 10, 1997
            11,000 shares          August 10, 1998
            11,000 shares          August 10, 1999
            11,000 shares          June 15, 2000

3. If Employer and Executive do not enter into a new employment agreement prior to September 30, 1999, all remaining unvested options shall become immediately exercisable on that date. The options shall also vest earlier, if and to the extent provided for in Section 4 (f) of the Employment Agreement.

4. Executive may exercise his options referenced in Section 1 of this Exhibit A-1 by paying (i) cash or, at Executive's option, (ii) executing a promissory note in favor of the Employer, in the form attached as Exhibit 1 to the Agreement, and containing the following terms: (i) the note would be secured by the stock, which could not otherwise be sold, assigned, pledged, encumbered, transferred or otherwise hypothecated by Executive as long as the note was outstanding, provided, however, that Executive would be free to sell any or all such shares so long as the Executive paid down the note in an amount equal to the option price times the number of shares sold;
       (ii) the note would be down in three years from the date of exercise of the option; (iii) interest would be payable quarterly; (iv) the interest rate would be fixed at the three year treasury rate in effect when the options were exercised; and (v) the note would be prepayable, at any time, in whole or in part without penalty.

5. If Executive elects to pay cash for his option referenced in Section 1 of this Exhibit A-1, the shares so acquired may immediately be sold, assigned, pledged, encumbered, transferred or otherwise hypothecated by Executive.

6. Options for the first 50,000 shares which vest shall be priced using fair market value on the date of grant as determined under the 1991 Incentive Stock Option Plan and the 1994 Stock Option Plan, which grant date was July 27, 1995.

7. Options for the last 5,000 shares, which vest on June 15, 2000, shall be based using the fair market value on the date of grant as determined under the 1994 Stock Option Plan, which grant date was August 10, 1995.